As filed with the Securities and Exchange Commission on March 14, 2013
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EMC INSURANCE GROUP INC.
 (Exact name of Registrant as specified in its charter)

Iowa	42-6234555
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

717 Mulberry Street
Des Moines, Iowa 50309

 (Address of principal executive office, including zip code)

2013 EMPLOYERS MUTUAL CASUALTY COMPANY
NON-EMPLOYEE DIRECTOR STOCK PURCHASE PLAN

 (Full Title of Plan)

Richard W. Hoffmann
EMC Insurance Group Inc.
717 Mulberry Street
Des Moines, Iowa 50309
(515) 345-2450

  (Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee
Common Stock, $1.00 par value	200,000 shares	$25.03	$5,006,000.00	$682.82

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall be deemed to cover an indeterminate amount of additional shares of Common Stock which may be issued under the 2013 Employers Mutual Casualty Company Non-Employee Director Stock Purchase Plan (the "Plan") pursuant to the share adjustment provisions of the Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act based on the average of the high and low price for the Common Stock on the Global Select Market tier of the NASDAQ OMX Stock Market, Inc. on March 11, 2013.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Item 1 of Part I will be delivered to participants in the 2013 Employers Mutual Casualty Company Non-Employee Director Stock Purchase Plan (the “Plan”) covered by this Registration Statement, in accordance with Form S-8 and Rule 428(b) under the Securities Act of 1933, as amended (the "Securities Act").  Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents delivered to participants in the Plan covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.  EMC Insurance Group Inc. (the “Registrant”) will deliver such documents free of charge to participants upon written or oral request directed to Richard W. Hoffmann, Vice President, General Counsel and Secretary, EMC Insurance Group Inc., 717 Mulberry Street Des Moines, IA 50309, (515) 345-2450.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, filed by the Registrant with the Commission, are incorporated herein by reference:

(1)
The Registrant’s Annual Report on Form 10-K for the calendar year ended December 31, 2012, filed on March 12, 2013 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(2)	The Registrant’s Current Reports on Form 8-K filed on January 22, 2013, March 6, 2013 and March 14, 2013 pursuant to Section 13(a) of the Exchange Act.

(3)
Amendment No. 2 to the Registrant’s Registration Statement on Form S-1, File No. 333-117406, and related Prospectus, as filed with the Commission on October 12, 2004.  Information relating to the Registrant’s common stock is set forth under the caption “Description of Common Stock” in the Registration Statement on Form S-1.

(4)
All reports and other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof, and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.  Unless expressly incorporated into this Registration Statement, a Current Report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement.  Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such document.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Iowa Business Corporation Act makes provision for the indemnification of directors and officers in terms sufficiently broad to indemnify such persons from liability (including reimbursements for expenses incurred) arising under the Securities Act.  Under the Registrant’s Restated Articles of Incorporation, directors and officers of the Registrant are subject to mandatory indemnification for liability (as such term is defined in Section 850(5) of the Iowa Business Corporation Act), except to the extent such liability arises in connection with: (i) receipt of a financial benefit by a director or officer to which the director or officer is not entitled; (ii) an intentional infliction of harm on the Registrant or its shareholders; (iii) a violation of Section 833 of the Iowa Business Corporation Act (an impermissible distribution by the Registrant), or (iv) an intentional violation of the criminal law.  The By-Laws of the Registrant provide for indemnification of officers, directors, employees or agents as permitted under the Iowa Business Corporation Act or as otherwise permitted by law.

The Plan provides for indemnification to the full extent permitted by law of any person in connection with any proceeding, suit or action brought by reason of any action taken or not taken under the Plan while such person was a member of the Board of Directors of Employers Mutual or the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Moines, State of Iowa, on March 14, 2013.

EMC INSURANCE GROUP INC.

By:	/s/ Bruce G. Kelley
Name:	Bruce G. Kelley
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on March 14, 2013 in the capacities indicated.

/S/ Bruce G. Kelley
President, Chief Executive Officer, and Director (Principal Executive Officer)

/S/ Mark E. Reese
Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/S/ Mark E. Reese*
George C. Carpenter III, Director

/S/ Mark E. Reese*
Stephen A. Crane, Director

/S/ Mark E. Reese*
Jonathan R. Fletcher, Director

/S/ Mark E. Reese*
Robert L. Howe, Director

/S/ Mark E. Reese*
Gretchen H. Tegeler, Director

*By Power of Attorney

Exhibit Index

The following is a list of all exhibits filed as a part of this Registration Statement on Form S-8, including those incorporated herein by reference.

Number	Description

4.1	Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 filed with the Registrant’s Form 10-Q for the quarterly period ended June 30, 2008).

4.2	By-Laws of the Registrant, as amended (incorporated by reference to Exhibit 3.2 filed with the Registrant’s Form 8-K filed on March 6, 2013).

5*	Opinion of Nyemaster Goode, P.C. with respect to the legality of the shares being issued

23.1*	Consent of Nyemaster Goode, P.C. (included within Exhibit 5)

23.2*	Consent of Ernst & Young LLP

24*	Power of Attorney

99.1*	2013 Employers Mutual Casualty Company Non-Employee Director Stock Purchase Plan

* Filed herewith